Exhibit 23; Consent of Independent Certified Accountants



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



As independent certified public accountants, we hereby consent to the inclusion of our report dated January 29, 1996 on the consolidated financial statements of Telesoft Corp. and Subsidiaries for the year ended November 30, 1995, in the Company's Form 10-KSB for the year ended November 30, 1996.

/S/  Semple & Cooper, PLC

Phoenix, Arizona
February 27, 1997